Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333- 228382 on Form S-3 and in Registration Statement Nos. 333-221131 and 333-225611 on Form S-8 of our reports dated March 2, 2021, relating to the financial statements of National Vision Holdings, Inc. and the effectiveness of National Vision Holdings, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended January 2, 2021.
/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 2, 2021